Exhibit 99.1

Sierra Lake Acquisition Corp. Announces Pricing of $300 Million Initial Public Offering

Chicago, IL, September 14, 2021 — Sierra Lake Acquisition Corp. (the “Company”), a newly incorporated blank check company, today announced the pricing of its initial public offering of 30,000,000 units at a price of $10.00 per unit. The units will be listed on the Nasdaq Capital Market (“Nasdaq”) and will begin trading September 15, 2021, under the ticker symbol “SIERU.”

Each unit consists of one share of the Company’s Class A common stock and one-half of one warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable and will trade. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on the Nasdaq under the symbols “SIER” and “SIERW,” respectively.

The offering is expected to close on September 17, 2021, subject to customary closing conditions.

The Company is supported by an executive team led by its Executive Co-Chairmen and Directors, Richard Burke and Kenneth L. Campbell, and a management team led by CEO Charles Alutto, President Scott Daum, Chief Financial Officer and Secretary Robert Ryder, Chief Operating Officer Ross Berner, and board members Brenda Frank, Alex Zoghlin and Ivan Brockman.

Cantor Fitzgerald & Co. is serving as sole book-running manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 4,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., Attention Capital Markets, 499 Park Avenue, New York, NY 10022, or by e-mail at prospectus@cantor.com.

A registration statement relating to these securities was filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”) on September 14, 2021. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT SIERRA LAKE ACQUISITION CORP.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company has not selected any specific business combination target.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Charles Alutto

Chief Executive Officer

Tel: (331) 305-4319

Email: calutto@sierralakecorp.com